EXHIBIT 2.3

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is InVivo Therapeutics Corporation, a Delaware corporation, and the name of the corporation being merged into this surviving corporation is InVivo Therapeutics Acquisition Corp., a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is InVivo Therapeutics Corporation, a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective upon filing with the Secretary of State of the State of Delaware.

SIXTH: The Agreement of Merger is on file at One Broadway, 14th Floor, Cambridge, MA 02142, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 26th day of October 2010.

By:	/s/ Frank M. Reynolds
Authorized Officer

Name:	Frank M. Reynolds
Print or Type

Title:	President